UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

December 15, 2015

Date of Report

(Date of earliest event reported)

CHARTER FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	001-35870	90-0947148
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1233 O. G. Skinner Drive, West Point, Georgia 31833

(Address of principal executive offices) (Zip Code

(706) 645-1391

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 15, 2015, the Compensation Committee (the “Committee”) of the Board of Directors of Charter Financial Corporation (the “Company”) approved amendments to the Employment Agreement, dated December 5, 2014, between the Company and Robert L. Johnson, the Company’s Chief Executive Officer (the “Employment Agreement”).

Pursuant to the original terms of the Employment Agreement, in the event Mr. Johnson’s employment is terminated by the Company without “cause” or Mr. Johnson resigns for “good reason,” he will be entitled to receive a cash severance payment and health benefits. The amendments to the Employment Agreement clarify that the health benefits will be provided in the form of a single lump sum cash payment equal to the cost of providing group health benefits for 36 months. The amendments also provide that in the event Mr. Johnson would be subject to a 20% excise tax under Section 4999 of the Internal Revenue Code (imposed on individuals who receive compensation in connection with a change of control that exceeds certain specified limits), the payments and benefits to Mr. Johnson would be reduced to the maximum amount that does not trigger the excise tax unless he would retain greater value (on an after-tax basis) by receiving all payments and benefits and paying all excise and income taxes. Finally, the amendments extend the duration of certain restrictive covenants, including restrictions on competition, customer solicitation and employee solicitation, from one year to two years following termination of employment.

A copy of the Employment Agreement, as so amended and restated, is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

In addition, on December 15, 2015, the Committee approved amendments to the Two-Year Change of Control Agreements, each dated December 23, 2009, between the Company and Curtis R. Kollar, the Company’s Senior Vice President and Chief Financial Officer, and between the Company and Lee Washam, President of Charter Bank (the “Change of Control Agreements”).

Pursuant to the original terms of the Change of Control Agreements, in the event that, prior to a pending change of control of the Company or following a change of control of the Company, the executive’s employment is terminated by the Company without “cause” or the executive resigns for “good reason,” he will be entitled to receive a cash severance payment and health benefits. The amendments to the Change of Control Agreements clarify that the health benefits will be provided in the form of a single lump sum cash payment equal to the cost of providing group health benefits for 24 months. The amendments also provide that in the event the executive would be subject to a 20% excise tax under Section 4999 of the Internal Revenue Code, the payments and benefits to the executive would be reduced to the maximum amount that does not trigger the excise tax unless he would retain greater value (on an after-tax basis) by receiving all payments and benefits and paying all excise and income taxes.

Copies of the amendments to each of the Change of Control Agreements are filed herewith as Exhibits 10.2 and 10.3, respectively, and are incorporated herein by reference.

In addition, on December 15, 2015, the Committee approved amended and restated versions of the Supplemental Executive Retirement Plan Agreements for Messrs. Johnson, Kollar and Washam, each originally dated September 25, 2012 (the “SERPs”). The SERPS were amended and restated to incorporate the benefits currently provided under Salary Continuation Agreements with each of the executives, each dated January 1, 2009, that were frozen as of June 30, 2012. No substantive changes were made to the SERPs, except for a modified payment date for Mr. Washam that makes him eligible for a portion of his benefits upon a separation from service after attaining age 57, rather than after a change in control of the Company.

Copies of the Amended and Restated Supplemental Executive Retirement Plan Agreements for Messrs. Johnson, Kollar and Washam are filed herewith as Exhibits 10.4, 10.5 and 10.6, respectively, and are incorporated herein by reference.

Item 9.01	Financial Statement and Exhibits.

(d) Exhibits.

Number	Description

10.1	Amended and Restated Employment Agreement with Robert L. Johnson, dated December 15, 2015

10.2	Amendment to Two-Year Change of Control Agreement with Curtis R. Kollar, dated December 15, 2015

10.3	Amendment to Two-Year Change of Control Agreement with Lee Washam, dated December 15, 2015

10.4	Amended and Restated Supplemental Executive Retirement Plan Agreement for Robert L. Johnson, dated December 15, 2015

10.5	Amended and Restated Supplemental Executive Retirement Plan Agreement for Curtis R. Kollar, dated December 15, 2015

10.6	Amended and Restated Supplemental Executive Retirement Plan Agreement for Lee Washam, dated December 15, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHARTER FINANCIAL CORPORATION

Date: December 21, 2015	By:	/s/ Curtis R. Kollar
Curtis R. Kollar
Senior Vice President and
Chief Financial Officer